Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Form 10-K of our report, dated April 4, 2025, with respect to our audit of the consolidated financial statements of Hapi Metaverse Inc. and Subsidiaries as of December 31, 2024 and for the year then ended. Our report included an emphasis of matter paragraph relating to the Company’s significant related party transactions and an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut

March 17, 2026